Exhibit 99.1

Heska Corporation
Jon Aagaard
Director, Investor Relations
970.619.3033
investorrelations@heska.com

Heska Reports Fourth Quarter and Full Year 2018 Results
Full Year 2018 Revenue $127.4MM
Diagnostic Consumables Sales up 14.3%
New Products and Initiatives Related to Core Business Reiterated

LOVELAND, CO, February 26, 2019 -- Heska Corporation (NASDAQ: HSKA - News; “Heska” or the “Company”), a provider of advanced veterinary diagnostic and specialty products, today reported financial results for its fourth quarter and full year ended December 31, 2018. The Company reports results in two segments: Core Companion Animal (“CCA”) and Other Vaccines & Pharmaceuticals (“OVP”). The Company forecast provided during the May 15, 2018 Analyst Day in New York and updated during the Company's second quarter earnings call on August 7, 2018 is referred to in this release as "Outlook".

2018 Fourth Quarter, Full Year ("FY"), Year Over Year ("YOY"), and Outlook Comparison
Revenue (Millions)

	Q4 ($)	Q4 (%) YOY	FY ($)	FY (%) YOY	2018 Outlook
Consolidated Revenue	$34.1	(5.5)%	$127.4	(1.5)%	$135.0
CCA Revenue	$28.3	(4.9)%	$108.9	3.6%	$116.0
Lab Consumables	$10.8	5.8%	$44.8	14.3%	$45.8
Instruments: Lab & Other	$2.3	(15.5)%	$9.9	(15.4)%	$11.3
Instruments: Infusion Pumps	$0.98	(16.8)%	$2.7	(32.2)%	$3.8
Imaging	$7.1	(14.4)%	$22.8	4.2%	$25.3
PVD	$7.1	(3.4)%	$28.7	1%	$29.4
OVP Revenue	$5.8	(8.1)%	$18.5	(23.3)%	$19.0

Margin
2018 fourth quarter (“Q4”) consolidated gross margin down 56 basis point (“bps”) to 45.4%;
2018 FY gross margin down 60 bps to 44.4% (Outlook 45%)
Includes Q4 $415 thousand (120 bps) Imaging inventory reserve impact (Consolidated)
Includes FY $545 thousand (43 bps) Imaging inventory reserve impact (Consolidated)
Q4 CCA gross margin down 338 bps to 46.8%; FY up 11 bps to 48.3%
Includes Q4 $415 thousand (147 bps) Imaging inventory reserve impact
Includes FY $545 thousand (50 bps) Imaging inventory reserve impact
Q4 OVP gross margin up 1,252 bps to 38.5%; FY down 957 bps to 21.8% (Outlook 21.5%)

Income
Q4 and FY income including non-recurring charges of $0.2MM and $7.4MM, respectively:
Q4 operating income down 53.3% to $3.3MM; FY down 79.2% to $3.8MM
Q4 operating margin down 995 bps to 9.7%; FY down 1111 bps to 3.0%
Q4 net income attributable to Heska up 424.4% to $3.5MM; FY down 41.2% to $5.9MM
Q4 diluted earnings per share up 393% to $0.44; FY down 43.1% to $0.74
Income Adjusted
Q4 and FY income Non-GAAP(1) excluding 2018 non-recurring charges of $0.2MM and $7.4MM, respectively:
Q4 operating income down 50.0% to $3.5MM; FY down 38.5% to $11.2MM (Outlook $16MM)
Q4 operating margin down 927 bps to 10.4%; FY down 530 bps to 8.8% (Outlook 11.8%)
Q4 net income attributable to Heska down 24.6% to $3.6MM; FY down 29.6% to $11.2MM
Q4 diluted earnings per share down 27.0% to $0.46; FY down 31.4% to $1.42
(1) See “Use of Non-GAAP Financial Measure” and "RECONCILIATION TO NEAREST U.S. GAAP FINANCIAL MEASURE" provided below.

Point of Care (“POC”) Lab Diagnostics for 2018

1.	Heska outperformed Outlook in key blood diagnostics subscriptions goals.

2.	Over 95% of Heska POC Lab Diagnostics customers are in multi-year Reset subscriptions for sustainable and healthy consumables utilization at the core of Heska’s value and growth.

3.	Heska again gained market share in domestic POC Lab Diagnostics.

4.	Heska Reset subscriptions saw strong renewals, record extensions, 95% retention of the total subscriber base, and an increase well above Outlook in critical Months Under Subscription.

5.	Increased margins while growing average subscriber utilization.
Management Consolidated Overview
Kevin Wilson, Heska’s Chief Executive Officer and President, commented, “CCA Segment full year 2018 sales rose $3.7MM which was offset by a decline in OVP Segment sales of $5.6MM. Heska has a portfolio of strategic, core product lines which represents our future. Offsetting the growth in these core products for the past couple of years, Heska retains several non-core lines that have been declining for some time now. Central within our core product lines is Heska POC Lab Diagnostics, which is our most important line, representing the largest portion of our revenues while delivering the highest margin and fastest growth of our business over the past several years. This continued to be the case for 2018 as POC Lab Diagnostics again gained market share, had rapid increases in tests utilization, and delivered on retention of 95% of multi-year subscribers; we expect these trends to continue in 2019 and beyond. Offsetting these successes, Imaging, which we also consider to be a strategic and core product, delivered less than expected revenues in December, bringing Imaging’s full year growth over the prior year to 4.2% rather than the 10% to 12% expected. We also experienced softness in various non-core legacy product lines for the year. Our job in 2019 is clear: (1) continue to win with our Heska Reset POC Lab Diagnostics subscriptions; (2) complete our transition to core, proprietary diagnostics lines developed, manufactured, and sold directly by Heska; (3) continue our transition away from non-core contract manufacturing and low-differentiation legacy products, which we expect to stabilize into a long horizon rate; (4) deliver on our transformative new product and geography expansions to drive major steps up in growth; and (5) allocate capital for product development and in-house manufacturing of Heska’s exclusive diagnostics analyzer and testing lines, team expansion, acquisitions, joint ventures, and licensing opportunities.”

“When we began our first five-year Heska Reset plan in 2013, Heska contained a small core of businesses that represented the future and several legacy businesses that did not offer sustainable growth opportunity and value additive creation. Our revitalization efforts since 2013 have grown our core lines of the future to 70% of sales while our non-core legacy lines have faded to 30%. Our retooling and refocusing is nearly complete,” continued Mr. Wilson. “Heska’s future is now firmly in the point of care diagnostics and informatics markets where Heska solves important problems for global veterinarians and pets through innovations developed, made, sold, or controlled by Heska. This is the huge value creation opportunity we have targeted since 2013 and we have made incredible progress. Our First Act (2013-2017) rewarded us for improving our base business. Our Second Act (2018-2022) will transform Heska into a high margin, high growth focused company with widely coveted domain expertise in the markets we serve and in the development, manufacturing, and global sales of the exclusive in-house innovations we offer. While 2018 was uncharacteristically light on step function events and the financial scoreboard was challenged by some real negatives, I am confident in the substantial progress we have made in dramatically growing the value of Heska in the first year of our Second Act. In this second year of our Second Act, we are greatly expanding the utility of our current diagnostics lines that represent the future, developing and launching new lines that leapfrog the competition, selling our broadening proprietary solutions into our growing subscriber base and international geographies, and closing in on key business development opportunities. Fully aware of the strength and size of our competitors, I am optimistic that we can do these things well in 2019 to strongly position Heska within the healthy and consolidating global pet and animal healthcare markets to deliver substantial value creation for customers and shareholders,” concluded Mr. Wilson.
Core Companion Animal (“CCA”) Segment

POC Lab Diagnostics

Subscriptions Compared to Outlook. POC Lab Diagnostics is Heska’s primary focus because it is our largest, highest margin, and fastest growing business. Core POC Lab Diagnostics subscriptions performance largely exceeded Outlook in 2018.

Year	Subscriptions (Active USA)	% Growth	Months Under Subscription	% Growth	Min CSV (Million)1	% Growth	Monthly CSV (Min CSV / Sub Mos)	% Growth
2013	370	N/A
2014	730	97%
2015	1,235	69%	54,200	N/A	$38.0	N/A	$655	N/A
2016	1,665	35%	68,750	27%	$51.0	34%	$742	13.3%
2017	1,950	17%	75,950	10%	$56.4	11%	$743	0.1%
2018	2,175	12%	90,844	20%	$71.9	28%	$791	6.5%
2018 Outlook	2,370	22%	88,100	16%	$65.9	17%	$748	0.7%
2019 Outlook	2,400	10%	96,690	6%	$83.5	16%	$864	9.2%
1 Contract subscription value includes individual Subscriber Minimums as estimate for corporate sites active.

Active subscriptions at year end were 2,175 (+12%) and fell short of our expectations due to low activations at PetVet Care Centers, LLC (“PVCC”) corporate group hospitals in the year (see below). Despite this challenge, Heska teams delivered to target individual subscription gains and above target upgrades and extensions success in the year, leading to outperforming increases in all other Outlook metrics: (1) Months Under Subscription to 90,844 (+20%); (2) Minimum Contract Subscription Value to $71.9 million (+28%); and (3) Monthly Contract Subscription Value (Minimum CSV / Months Under Subscription) to $791 (+6.5%), demonstrating positive analyzer type mix, new analyzer additions in return for extensions and Minimum CSV increases, above target success with high volume hospitals, excellent retention, healthy pricing and utilization minimum commitments in new accounts and extending accounts.

Retention in Lab Diagnostics Subscriptions. On December 31, 2018, 95% of customers for Heska POC Lab Diagnostics were engaged in a long-term subscription agreements with Heska as their primary (80-100%) solution for POC blood diagnostics performed in their hospitals. Retention of total subscribers was 95% for all of 2018, with a total of 112 subscribers departing; 72 subscribers did not renew at the end of their initial five-year term, while 40 subscribers were lost to bankruptcy, death, consolidation, early buyout of agreement, or various other factors. Given that nearly nine out of ten veterinarians in the United States use a competitive offering, Heska believes trends are favorable if our two larger competitors experience similar loss ratios.

Individual Accounts Lab Diagnostics Subscriptions. Individual hospital POC Lab Diagnostics installations were in line with our expectations. For the year, Heska installed 211 new Reset subscriptions to individual hospitals in the United States that were on competitive or no offerings prior to installation.

Corporate Accounts Lab Diagnostics Agreements. Heska won major corporately owned multi-site groups in the past several quarters. As part of Heska’s growth plan, these corporate groups themselves continued to acquire individual hospitals, thereby adding 116 (+40%) new hospitals into their respective Heska corporate group performance, bringing the total number of sites in these agreements with Heska to 404 from 288, a 40% increase (see table below).

As of December 31, 2018
Corporate Group	# Total Sites*	# Converted	# Remaining
VITALPET	24	20	—
PVCC	177	41	118
PATHWAY	182	69	58
ETHOS	21	1	18
TOTALS	404	131	194
*As reported by VitalPet, LLC ("VitalPet"), PVCC, Pathway Vet Alliance, LLC (“Pathway”), and ETHOS Veterinary Health, LLC (“ETHOS”).

In October of 2018, Heska was selected by ETHOS as its primary point of care blood diagnostics provider, with conversions of ETHOS hospitals scheduled to begin in early 2019. These ETHOS installations are progressing in line with our mutual goals. In May of 2018, Heska was selected by Pathway as its primary point of care blood diagnostics provider, with conversions of Pathway hospitals scheduled to begin in the second half of 2018. These Pathway installations have progressed in line with our mutual goals. In October of 2017, Heska was selected by PVCC as its primary point of care blood diagnostics corporate provider, with conversions of PVCC hospitals scheduled to begin in November of 2017 and to be largely completed before the end of the second quarter in 2018. These installations have not progressed in line with these commitments. For the year ended December 31, 2018, due to much slower than expected rates of installation at PVCC, Heska installed fewer corporate group hospital sites (58) in 2018 than anticipated, bringing the total active sites in the above groups to 131; an additional 194 contractually committed activations remain. Active corporate accounts, including VitalPet, VCA Animal Hospitals, Pathway, ETHOS, select PVCC and others continue to see excellent utilization rates of installed analyzers, in line with our expectations.

Group	Status as of January 31, 2019
PVCC	Not on contract schedule for activation by April 2018. Heska is working with PVCC to remedy and mitigate delay.
PATHWAY	Met schedule for activation of committed sites in 2018. 2019 activations progressing for completion in 2019; slightly later than target (April 2019).
ETHOS	On schedule for activation of committed sites in 2019 and completed by April 2020.

Excepting only PVCC, total corporate accounts activations for 2019 to date are in line with forecasted 2019 rates. Heska is working with PVCC senior management to implement installations on a positive schedule in 2019 and to mitigate delays to date.

Heska enters 2019 with 194 remaining corporate group sites to install and is also anticipating continued and meaningful acquisitions from these corporate groups of new sites which are intended to be added to this number.

Lab Diagnostics Consumables. Lab Diagnostics Consumables performed well in 2018. Sales of Lab Diagnostics Consumables grew 14.3% to $44.8MM in 2018, compared to $39.2MM in 2017. 2018 POC Lab Diagnostics Instruments and Consumables and related items delivered gross margins of 53.2%, compared to 51.6% in the prior year. Demand, utilization, and pricing broadly were excellent, offset in the second half by (1) non-utilization at non-activated PVCC corporate group hospitals earlier in the year; and (2) reduced Henry Schein Animal Health (“HSAH”) stocking and sales in the final quarter of the year possibly related to the HSAH spinoff into a new animal health company, Covetrus (NASDAQ: CVET).

Lease Accounting Impact on Lab Diagnostics Instruments Revenue. Higher ratios of operating versus sale-type lease accounting treatment lowered revenue from sales-type leases compared to 2017 by approximately $0.2MM in the fourth quarter and $1.5MM for the full year; a higher proportion of corporate account installations compared to individual account installations occurred in the second half of 2018 compared to 2017, due to solid activations at Pathway corporate group hospitals. Based on the terms of these contracts, they tend to result in operating lease accounting treatment, which reduces up front equipment revenues.
Infusion Pumps Instruments. Thousands of Heska branded infusion pumps are in use throughout veterinary hospitals in North America. Infusion pumps are a legacy product sold primarily through distribution at volume and at margins to Heska of roughly 20%. Because of the low-differentiation and low-value-added nature of these products, they are a non-core product line for Heska. Sales of infusion pumps were softer than anticipated in 2018, down for the full year compared to the prior year by $1.3MM to $2.7MM.
POC Imaging
Heska Imaging increased sales 4.2% for 2018. Fourth quarter domestic sales of digital radiography were $2.5MM below our Outlook, the largest portion of our revenue shortfall for the fourth quarter and for the year due to softness in December. Full year sales of digital radiography products rose 8.4% domestically to $10.8MM and 20.6% internationally to $4.0MM, offset by softness in domestic ultrasound sales, which were lower by approximately 17% ($600 thousand) in 2018 than in the prior year. Digital radiography and ultrasound sales were lower than expected in December due to customer delays in making large, non-subsidized purchases due to several factors, including: (1) customer concerns surrounding December financial markets turmoil; (2) higher borrowing interest rates; (3) uncertainty under new tax laws; (4)

weak participation at the American Association of Equine Practitioners trade show; and (5) a supply chain delay for the new DentiSlate product, which delayed shipments until February of 2019.
Pharmaceuticals, Vaccines, Diagnostics (“PVD”)
Heartworm Preventive (Third Party) & Single Use Diagnostic. Heartworm legacy products are a non-core but still meaningful revenue and margin line for Heska in 2018. In the U.S., Tri-Heart® heartworm preventive is contract manufactured by Heska exclusively for Merck Animal Health sales to end users. December 2018 Heska sales to Merck were $500 thousand below our expectation. For the year, revenue from Merck related to Tri-Heart was $15.6MM. Merck experienced softer Tri-Heart sales in 2017 and 2018 compared to the forecasts we received, which will significantly impact sales of Tri-Heart in 2019 as inventory levels are rebalanced.

Single use heart worm tests Solostep® sales for 2018 were $1.2MM, down $424 thousand compared to the prior year and down compared to Outlook by $225 thousand for the year.

Allercept Allergy Testing and Immunotherapy. Allercept® testing and immunotherapy is a core product line and proprietary technology for Heska. Allercept testing and immunotherapy sales grew 2.8% in Q4 and 3.1% for the full year, to $10.4MM, in line with our Outlook.

The balance of PVD performance in the period was in line with prior year and with our Outlook.
Overview Actual 2018 to Outlook 2018
Core Products in 2018. Heska core products are those where Heska adds significant and sustainable innovation, value, or differentiation while solving meaningful customer problems. We consider our core product lines to be in our CCA Segment and to include: (1) POC Laboratory Instruments and Consumables; (2) Imaging; and (3) Allercept allergy therapy and diagnostics (“Core Products”). Core Products grew from $84.4MM in 2017 to $89.3MM (+5.9%) in 2018.

Non-Core Products in 2018. Heska non-core products are legacy products that Heska contract manufacturers but does not itself sell to customers or that Heska does not manufacture and does not add a sustainable and significant innovation or channel advantage. Products fitting this definition include: (1) PVD Tri-Heart® and Solostep heartworm products, (2) infusion pumps in CCA Segment, and (3) OVP Segment which is contract manufacturing and research and development (“Non-Core Products”). We have seen for some time that a runoff of Non-Core Products to lower levels of sales is appropriate. This trend has dampened consolidated revenues in the past several years, offsetting growth in Core Products. Non-Core Products fell from $44.9MM in 2017 to $38.1MM (-15.2%) in 2018.
Core Product Initiatives Driving Utilization and Market Share in CCA
Heska continues to focus on growing its highest quality revenues with research and development focus on products that meet several key strategic and value creation goals, including:

(1)	Heska develops, manufactures, and sells its own Heska diagnostics innovations;

(2)	Heska diagnostics analyzers and tests supplies sold globally in animal health and companion animal health markets; and

(3)	Heska diagnostics analyzers and tests supplies leapfrog the competition and reach farther out on the innovation and value-add scales.

For 2018, Heska invested $1.3MM more in research and development than the prior year and

$1.5MM more in sales and marketing related funds to expand the domestic sales team and international launch group. Product development, assay development, new analyzer releases, and test menu expansions are progressing positively for 2019 releases. To further publicly announced initiatives and others, in the third quarter of 2018, Heska invested approximately $8.0MM in unconsolidated affiliates as part of our innovation strategy and an additional $8.2MM in software technologies from Cuattro, LLC. We continue to track and expect to win several more business development opportunities of various sizes and types, with a particular focus on adding more next-generation technologies, geographies, and product line extensions in the 2019 to 2020 period. While 2017 and 2018 were relatively quiet on product releases, 2019 will see several launches and 2020 is scheduled to see additional major releases.

Element DC5x® Chemistry Analyzer
In the second half of 2018, Heska began shipping its first major new addition to the Heska dry chemistry product line since 2012, the all-new Element DC5x, which delivers the highest throughput of any fully featured point of care veterinary dry chemistry solution by combining higher level automated workflow, simultaneous staging of five patient samples, on-board bi-directional data sharing, a streamlined touch interface, a modern and compact form factor, and superior, accurate dry chemistry performance from FUJIFILM®, the inventor of dry chemistry technologies. The Element DC5x was key to winning the ETHOS account and is a major attraction for other key corporately owned and multi-site accounts. The Element DC5x has been preferred since its launch by high volume, multi-doctor, specialty veterinary hospitals that do the most point of care testing and Heska expects this trend to continue.

Element DC® Chemistry Plus Panel eWrap Test Launch, February 17, 2019
The Heska Element DC Chemistry Series now supports a new Plus Panel eWrap for easy, one-step addition of AST (aspartate aminotransferase), MG (magnesium), Triglycerides, Amylase, Lipase, and Electrolytes to the most commonly run Heska Comprehensive Panel eWrap.  This combination of tests is the broadest pre-packaged chemistry offering for in-clinic testing available to aid sick patients and is available to Heska Reset subscribers for only $18.00 per Plus Panel. The Plus Panel ($17.00) in its individually wrapped tests manual configuration is Heska’s third most utilized panel and is replaced by this new Plus Panel eWrap to improve speed, ease of use, patient care, and utilization rates on Element DC and Element DC5x analyzers.

Element i® Progesterone Test Launch, February 17, 2019
The new Element i Progesterone test continues on schedule for limited release beginning in the second quarter of 2019 to over 1,100 Element i platforms in service. This menu expansion further enhances Heska’s leadership as the only company offering POC testing for T4, Cortisol, Bile Acids, Progesterone, and TSH parameters with immunodiagnostics technology.

Element POC® “BUN” Test Launch, February 17, 2019
Heska Element POC handheld analyzers now offers BUN (blood urea nitrogen), for one-step BUN results to provide critical insights into kidney and liver function on one comprehensive Element POC Test Card.  BUN is now included on each Element POC Test Card, which spans blood gas, acid base, electrolyte, chemistry, and hematology analysis. Heska’s market leading Element POC Test Card can now measure from 100 ìL of blood in seconds: BUN, pH, pCO2, pO2, Hct, Na+, K+, iCa++, Cl-, Glucose, Lactate, and Creatinine. With over 500 Element POC units in service, this BUN addition meets our customers’ number one test request for this platform. Element POC Test Cards with BUN will be available in the second quarter of 2019 for $14.00 for Reset subscribers, compared to $13.00 for older Test Cards without BUN. In 2018 Element POC subscribers and users purchased over 240,000 Element POC Test Cards.

Element RC™ (Rotor Chemistry), June 2019
The new Element RC rotor chemistry, targeted for international markets continues on schedule for early limited release in June 2019 and full release in third quarter of 2019, concurrent with Heska’s broader international launches outside of North America into geographies which currently are unaddressed by Heska.

Element i+™ Multiplex Immunodiagnostics, June 2019
The new Element i+ advanced multi-plex immunodiagnostics platform continues on schedule for early limited release in June 2019 and full release in the third quarter of 2019. Initial tests will include T4 and Cortisol, with an extensively expanding and proprietary testing menu to follow.

Element UF™ Urine and Fecal, March-June 2020
The new Element UF is invented, designed, developed, and targeted to be manufactured by and for Heska exclusively for sale globally to solve one of the most important set of clinical and workflow challenges veterinarians and their patients face. With tens of millions of annual fecal and urine microscopy tests performed manually at the point of care in veterinary hospitals around the world, Element UF is highly anticipated for release in early 2020. The Company notes that urine only units have been placed by competitors in over 7,000 hospitals in the past three years. Heska believes that fecal capabilities are far more valuable problem solving proposition to veterinarians than urine and further, that by combining fecal and urine functionality, Heska will have a substantial and sustainable advantage.
In anticipation of new product launches, geographic expansion, new utilization increasing programs, and an intensified focus on subscriber retention and extension, our North American field commercial team expansion from 85 to 105 customer focused professionals was completed prior to the end of 2018. As pre-launch of major new products approaches at the end of 2019, we anticipate again increasing our customer focused teams by an additional 25%, beginning late in the third quarter of 2019.
Business Development and Acquisition(s)
Optomed, Paris, France. Heska’s acquisition of Optomed closed in February 2019. Optomed designs, develops, manufactures, and distributes veterinary imaging solutions, with a primary focus and expertise in endoscopy technologies. Founded by Arnaud Duchene in 1992, Optomed generates approximately €3.8MM in annual sales with 18 employees. Approximately 75% of sales are derived from France, where Optomed products have been sold to over 900 veterinary hospitals. Including the assumption of debt, Heska is paying approximately €200 thousand for 70% of Optomed as well as €1.3MM for debt and other obligations. Heska may pay, depending on multi-year performance criteria, up to an additional €1.0MM for the remaining 30% of Optomed not acquired by Heska at the closing. In addition, in the near future Heska expects to purchase ownership control of the facility from which Heska and Optomed will operate for another €1.0MM (including debt). Arnaud Duchene is joining Heska’s team to continue to lead Optomed to (1) expand the sale of Optomed’s key endoscopy technologies into markets inside and outside of France; (2) advance and improve joint imaging and software technologies and supply chains; (3) win users for Heska’s new international POC blood diagnostics solutions amongst Optomed’s over 900 customers in France; and (4) capture other growth and synergies to improve outcomes for veterinarians and pets throughout France, surrounding European Union countries, and globally.

Heska expects to continue to track and win several more business development opportunities of various sizes and types in the 2019 to 2020 period, with a particular focus on adding more next-generation technologies, geographies, and product line extensions.

Other Vaccines & Pharmaceuticals (“OVP”) Segment
Excepting a $500 thousand revenue shortfall related to vaccines for Elanco, OVP Segment was in line with our expectations for the year.
Consolidated 2019 Outlook(1)
Industry Trends
The Company believes that pet owners, veterinarians, pricing, utilization, and overall industry trends continue to display broad-based health and that these factors are increasingly driving meaningful investment, consolidation and strategic activity in the industry. Other market participants have noted that pet owner visits to veterinary hospitals may have seen slowing growth at the end of 2018 and that overall market growth rates may be in the 4% to 5% range.
Core Products Outlook
Heska Core Products include POC Laboratory Instruments and Consumables, Imaging, and Allercept allergy testing and immunotherapy. Core Products grew from $84.4MM in 2017 to $89.3MM (+5.9%) in 2018 and are anticipated to grow to $100.5MM (+12.5%) in 2019. Core Products represented 65% of total sales in 2017, 70% in 2018, and are anticipated to be 82% in 2019.

•	Global POC Lab Diagnostics Consumables growth of 12%-17% up to $50MM to $52.5MM

•	Domestic POC Lab Diagnostics hospital share growth (+1.0% to 1.5%) net (U.S. equivalent)

•	Domestic POC Lab Diagnostics Instruments and Other flat at $9.8MM
(Assuming a similar mix of sales-type and operating-type lease recognition compared to 2018)

•	International POC Lab Diagnostics revenue of $1.0MM

•	International PVD (Allergy) in Heska AG (Switzerland) of $3.0MM
Non-Core Products Outlook
Heska Non-Core Products include Tri-Heart, Solostep heartworm products and infusion pumps in CCA and OVP Segment products. Non-Core Products fell from $44.9MM in 2017 to $38.1MM (-15.2%) in 2018 and are anticipated to fall to $22.4MM (-41.2%) in 2019 and stabilize to $24.0MM in 2020. Non-Core Products represented 35% of total sales in 2017, 30% in 2018, and are anticipated to be 18% in 2019.

•
Domestic PVD down $15.0MM, to $10.7MM, due to a drop of $14.6MM, to $1.0MM in revenue related to Tri-Heart heartworm preventative manufactured by Heska in the U.S. exclusively for Merck Animal Health. 2019 revenue from Merck related to Tri-Heart is anticipated to be $1.0MM, primarily in the fourth quarter; due to this timing, the first nine months’ plant utilization charges may cause fluctuations in CCA gross margins outside of the Outlook range provided.

•	Instruments: Infusion Pumps down $500 thousand to $2.0MM
(1) Consolidated 2019 Outlook statements are forward-looking; see "Forward-Looking Statements".

Consolidated 2019 Outlook Overview

	Actual 2018	Outlook 2019	Outlook 2019 Notes
Consolidated Revenue	$127.4	$123.0
Gross Margin	44.4%	44.4%
Operating Margin(1)	8.8%	0.1%	4.2% excluding +$5MM R&D
Operating Income(1)	$11.2	$0.1
Operating Expense(1)
Research & Development	$3.3	$8.0	New Products targeted 2019 & 2020
Sales & Marketing	$24.7	$29.5	Sales team growth & International[2]
General & Administrative	$17.4	$17.1
CCA Segment	$108.9	$105.0
Domestic Imaging	+1.3%	+6%	$20.0 (U.S. & Canada)
International Imaging(2)	+20.6%	+92.3%	$7.7MM
POC Consumables	$44.8	$50.0 to $52.5	2019 +12-17% (2018: 14.3%)
PVD	$28.7	$13.5	Tri-Heart heartworm preventive reduction
OVP Segment	$18.5	$18.0
Dollars in millions (“MM”).
(1) Operating margin, income and expense amounts are non-GAAP.
(2) Including Optomed acquisition impact.
Core Companion Animal Segment Outlook Comments
Heska is pleased with underlying growth trends in POC Lab Diagnostics Consumables and Instruments in 2018 and over the past five years. The Company sees positive trends continuing for 2019 and 2020. Due to the size and nature of incremental test launches and size and nature of Heska’s Reset subscriptions model on new analyzers placed, the immediate effects to revenue from these new launches are anticipated to be modest in 2019 and accelerating in 2020. Heska remains committed to this strategy of building long-term economics and value through these sustaining plans and programs and intends to continue to follow this successful model in the future, which may dampen near-term revenue recognition.

For 2019 Heska anticipates increased competition effectiveness for retention of competitive current domestic hospital locations market share, positively offset by increased installations, utilization, and new locations acquisitions of corporate group accounts and Heska retention rates at or above the 95% rate for 2018. Retention of subscribers is a key goal for Heska.

Near-term in process product launches are scheduled to be substantial for Heska throughout 2019 and into early 2020. Innovation to solve meaningful customer problems drives growth in POC Diagnostics. To meet and perhaps accelerate projects, the Company intends to increase research and development in 2019 and expects expenses from unconsolidated affiliates in which Heska invested in 2018 to impact 2019 income.

Diamond Animal Health Manufacturing of CCA Heska Diagnostics Core Products

Manufacturing and fulfilling Heska POC diagnostics devices and testing consumables from our USDA and FDA regulated Des Moines, Iowa based Diamond Animal Health facility (“Diamond”) is a major opportunity for Heska. Reductions in 2019 Non-Core Products that are manufactured at Diamond will result in plant under-utilization charges to CCA in 2019 as Heska makes this transition. Beginning in 2020, Heska plans to utilize Diamond plant capacity by manufacturing POC testing consumables and light POC analyzer assembly and testing. This is a major milestone for Heska and the Company believes it is a fundamental shift up the value creation chain. Diamond has for many years performed key CCA functions related to these initiatives, including: (1) POC analyzer intake, testing, certification, and delivery (2) pick, pack, and shipment of most POC diagnostics consumables to end user veterinary hospitals, (3) Allercept allergy testing and immunotherapy production and fulfillment, and (4) many other key functions critical to the success of CCA. The Company sees expansion of these key skills and capabilities as a substantial value creation opportunity.
Other Vaccines and Pharmaceuticals Segment Outlook 2019
Absent new initiatives in 2019, management expects OVP to achieve approximately $18.0MM in revenue at roughly 10% gross margin.
TCPA Settlement
As previously disclosed in a Form 8-K filed by Heska with the Securities and Exchange Commission on October 16, 2018, while strongly denying the claims, pending final Court approval, Heska executed an agreement to fully and forever discharge and settle claims in a class action complaint related to legacy marketing faxes and recorded a one-time preliminary litigation settlement charge (“TCPA Settlement”). In the fourth quarter and full year 2018, non-recurring charges from the TCPA Settlement, legal expenses related to it and other one-time costs were $0.2MM and $7.4MM, respectively. Payment of amounts is expected in March of 2019.
Investor Conference Call
Management will conduct a conference call on February 26, 2019 at 9 a.m. MT (11 a.m. ET) to discuss the fourth quarter and full year 2018 financial results. To participate, dial 1-800-289-0438 (domestic) or 1-323-794-2423 (international) and reference conference call access number 3028968. The conference call will also be broadcast live over the Internet at www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, and download and install any necessary audio software. Telephone replays of the conference call will be available for playback until March 5, 2019. The telephone replay may be accessed by dialing 1- 844-512-2921 (domestic) or 1-412-317-6671 (international). The replay access number is 3028968.  The webcast will also be archived on www.heska.com for 90 days.

About Heska
Heska Corporation (NASDAQ: HSKA - News) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products. Heska's business is composed of Core Companion Animal Health ("CCA") segment, which represents approximately 85% of revenue, and Other Vaccines & Pharmaceuticals ("OVP") segment, which represents approximately 15% of revenue. CCA segment includes, primarily for canine and feline use, Point of Care Laboratory testing instruments and consumables under a unique multi-year Reset subscription model, digital imaging products, software and services, local and cloud-based data services, allergy testing and immunotherapy, and single use offerings such as in-clinic diagnostic tests and heartworm preventive products. OVP segment includes, primarily for herd animal health, private label vaccine and pharmaceutical production under third party agreements and channels. For further information on Heska and its products, visit www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes, including financial results and perceived customer behavior. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following: risks related to reliance on third parties to develop and manufacture products for Heska; risks related to the commercialization of new products; uncertainties related to attempts to expand into international markets, including, but not limited to, uncertainties related to timing, profitability and currency effects; uncertainties related to Heska's ability to measure and predict trends in the veterinary market; uncertainties related to Heska's ability to measure and predict the effectiveness of commercial relationships; uncertainties related to the future impact of recent business development activity; risks related to Heska's reliance on third-party suppliers, which is substantial; competition; and other risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K/A for the year ended December 31, 2017.
Use of Non-GAAP Financial Measure
In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also present fourth quarter and full year 2018 operating income, net income attributable to Heska and earnings per diluted share, and the effective tax rate, excluding TCPA Settlement and other one-time charges, which are non-GAAP measures. We also present fourth quarter and full year 2017 net income attributable to Heska and earnings per diluted share, excluding U.S. Tax Reform, which is non-GAAP measure. These measures should be viewed as a supplement to (not substitute for) our results of operations presented under U.S. GAAP. The non-GAAP financial measures presented may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner. A reconciliation of non-GAAP financial measures and most directly comparable GAAP financial measures is included in this release. Our management has included these measures to assist in comparing performance from period to period on a consistent basis.

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue:
Core companion animal	$28,271	$29,739	$108,924	$105,191
Other vaccines and pharmaceuticals	5,793	6,302	18,522	24,150
Total revenue, net	34,064	36,041	127,446	129,341

Cost of revenue	18,592	19,471	70,808	71,080

Gross profit	15,472	16,570	56,638	58,261

Operating expenses:
Selling and marketing	6,364	5,317	24,663	23,225
Research and development	1,170	428	3,334	2,004
General and administrative	4,624	3,732	24,847	14,813
Total operating expenses	12,158	9,477	52,844	40,042
Operating income	3,314	7,093	3,794	18,219
Interest and other (income) expense, net	(51)	36	(13)	(150)
Income before income taxes	3,365	7,057	3,807	18,369
Income tax expense (benefit):
Current income tax expense	84	24	140	49
Deferred income tax (benefit) expense	(259)	8,102	(2,255)	8,864
Total income tax (benefit) expense	(175)	8,126	(2,115)	8,913

Net income (loss), before equity in losses of unconsolidated affiliates	3,540	(1,069)	5,922	9,456
Equity in losses of unconsolidated affiliates	(72)	—	(72)	—
Net income (loss), after equity in losses of unconsolidated affiliates	3,468	(1,069)	5,850	9,456
Net loss attributable to non-controlling interest	—	—	—	(497)
Net income (loss) attributable to Heska Corporation	$3,468	$(1,069)	$5,850	$9,953

Basic earnings (loss) per share attributable to Heska Corporation	$0.47	$(0.15)	$0.81	$1.42
Diluted earnings (loss) per share attributable to Heska Corporation	$0.44	$(0.15)	$0.74	$1.30

Weighted average outstanding shares used to compute basic earnings per share attributable to Heska Corporation	7,351	7,129	7,220	7,026
Weighted average outstanding shares used to compute diluted earnings per share attributable to Heska Corporation	7,947	7,129	7,856	7,642

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2018	2017*
	UNAUDITED
ASSETS

Current Assets:
Cash and cash equivalents	$13,389	$9,659
Accounts receivable, net of allowance for doubtful accounts of $245 and $215, respectively	16,454	15,367
Due from – related parties	—	1
Inventories, net	25,104	32,596
Lease receivable, current, net of allowance for doubtful accounts of $40 and $0, respectively	2,989	2,069
Other current assets	4,471	3,096
Total current assets	62,407	62,788

Property and equipment, net	15,981	17,331
Goodwill	26,679	26,687
Other intangible assets, net	9,764	1,958
Deferred tax asset, net	14,121	11,877
Lease receivable, non-current	11,908	9,615
Investment in unconsolidated affiliates	8,018	—
Other non-current assets	7,574	5,188
Total assets	$156,452	$135,444

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$7,469	$9,489
Due to – related parties	226	1,828
Accrued liabilities	10,142	4,074
Current portion of deferred revenue, and other	2,526	3,992
Total current liabilities	20,363	19,383

Deferred revenue, net of current portion	7,082	8,431
Line of credit and other long-term borrowings	6,031	6,000
Other liabilities	567	1,190
Total liabilities	34,043	35,004

Stockholders' equity	122,409	100,440
Total liabilities and stockholders' equity	$156,452	$135,444

* December 31, 2017 amounts are derived from the December 31, 2017 audited Consolidated Financial Statements, reclassified to conform to current year presentation.

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION TO NEAREST U.S. GAAP FINANCIAL MEASURE
(in thousands)
(unaudited)

Three Months Ended December 31, 2018
	Operating expenses	Operating income	Income tax (benefit) expense	Net income attributable to Heska Corporation	Basic net earnings per share(2)	Diluted net earnings per share(2)
	($ in thousands, except per share data)
Reported - GAAP	$12,158	$3,314	$(175)	$3,468	$0.47	$0.44
Litigation Provision and Other One-Time Costs (1)	232	232	57	175	0.03	0.02
Adjusted - Non-GAAP	$11,926	$3,546	$(118)	$3,643	$0.50	$0.46

Three Months Ended December 31, 2017
	Operating expenses	Operating income	Income tax (benefit) expense	Net income attributable to Heska Corporation	Basic net earnings (loss) per share (2)	Diluted net earnings (loss) per share (2)
	($ in thousands, except per share data)
Reported - GAAP	$9,477	$7,093	$8,126	$(1,069)	$(0.15)	$(0.15)
U.S. Tax Reform(3)	—	—	(5,898)	5,898	0.83	0.78
Adjusted - Non-GAAP	$9,477	$7,093	$2,228	$4,829	$0.68	$0.63

Year Ended December 31, 2018
	Operating expenses	Operating income	Income tax (benefit) expense	Net income attributable to Heska Corporation	Basic net earnings per share(2)	Diluted net earnings per share(2)
	($ in thousands, except per share data)
Reported - GAAP	$52,844	$3,794	$(2,115)	$5,850	$0.81	$0.74
Litigation Provision and Other One-Time Costs (1)	7,407	7,407	2,094	5,313	0.74	0.68
Adjusted - Non-GAAP	$45,437	$11,201	$(21)	$11,163	$1.55	$1.42

Year Ended December 31, 2017
	Operating expenses	Operating income	Income tax (benefit) expense	Net income attributable to Heska Corporation	Basic net earnings per share(2)	Diluted net earnings per share(2)
	($ in thousands, except per share data)
Reported - GAAP	$40,042	$18,219	$8,913	$9,953	$1.42	$1.30
U.S. Tax Reform(3)	—	—	(5,898)	5,898	0.84	0.77
Adjusted - Non-GAAP	$40,042	$18,219	$3,015	$15,851	$2.26	$2.07

(1) To exclude the effect of one-time charges of $0.2 million and $7.4 million in the fourth quarter of 2018 and for the full year 2018, respectively, due to the agreement in principle to settle the complaint filed against the Company for $6.75 million, approximately $0.6 million of legal costs incurred in relation to the settlement negotiation, and other one-time costs, and the tax effect of those one-time charges.

(2) Weighted average outstanding shares used to compute adjusted basic net earnings (loss) per share were 7,351 and 7,129 for the fourth quarters of 2018 and 2017, respectively, and 7,220 and 7,026 for the full years 2018 and 2017, respectively. Weighted average outstanding shares used to compute adjusted diluted net earnings (loss) per share were 7,947 and 7,673 for the fourth quarters of 2018 and 2017, respectively, and 7,856 and 7,642 for the full years 2018 and 2017, respectively.

(3) To exclude the effect of a non-recurring, non-cash accounting charge of $5.9 million, in both the fourth quarter and full year of 2017, related to enactment of the 2017 Tax Cuts and Jobs Act (“U.S. Tax Reform”) for the revaluation of deferred tax assets and valuation allowance, primarily consisting of Heska's net operating loss carry-forwards in light of the U.S. Tax Reform Corporate tax rate of 21%.